UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 5, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)       On January 5, 2007, Maxim Integrated Products, Inc. (the "Company" or "Maxim") and John F. Gifford entered into a binding memorandum of understanding ("MOU"). As previously announced, Mr. Gifford retired from his positions as Chief Executive Officer, President, and Chairman of the Board of Directors for health reasons. The MOU fully supersedes and replaces the employment agreement entered into between the Company and Mr. Gifford on February 17, 1994 (the "1994 employment agreement"), which agreement has been previously disclosed in Maxim's annual proxy statements. Under the MOU, Mr. Gifford will be employed by the Company on a part-time basis devoting up to 24 hours of service per week on matters assigned to him by the Company. Under the agreement, the Company will pay Mr. Gifford an annual base salary of $300,000, payable ratably in proportion to hours worked based upon full-time service (i.e., 20 hours a week for an entire year equates to $150,000 in annual salary). Mr. Gifford will not be eligible to participate in the Company's officer or employee bonus program for services rendered in his part-time capacity. Mr. Gifford will, however, be eligible for one-half of the fiscal year 2007 bonus based on the bonus plan that currently applies to the Chief Executive Officer and officers of Maxim.

      Mr. Gifford's outstanding stock options and restricted stock units will continue to vest on a reduced basis in proportion to the hours he works during his part-time service, and the stock options and restricted stock units that would otherwise vest but for his part-time service will be re-scheduled to vest in future years of service. Should Maxim terminate Mr. Gifford's part-time employment without cause or should Mr. Gifford resign for good reason, all of Mr. Gifford's then-outstanding stock options and restricted stock units shall immediately and fully vest. The term "cause" has the same meaning as defined in Mr. Gifford's 1994 employment agreement.

      Mr. Gifford and his spouse will also continue to receive health insurance for the remainder of each of their lives, consistent with the definition of "coverage" set forth in the 1994 employment agreement. The Company will also continue to provide coverage for Mr. Gifford under the Company's existing life and disability insurance policies applicable to the Company's officers and consistent with that currently being provided to Mr. Gifford, existing personal liability insurance applicable to the Company's Chief Executive Officer and consistent with that currently being provided to Mr. Gifford, and "tail coverage" as available to the Company's board of directors and Chief Executive Officer. The existing indemnification agreement between the Company and Mr. Gifford will remain in effect. The Company will also provide an office and an assistant to Mr. Gifford during his part-time service and will continue to provide them if Mr. Gifford's part-time employment terminates through his retirement or termination by Maxim without cause.

      Mr. Gifford has agreed not to compete with the Company during the period of his part-time employment and following such part-time employment so long as he is receiving the salary and/or insurance benefits described above.

      In the event the Company terminates Mr. Gifford's part-time employment without cause or Mr. Gifford terminates his part-time service for good reason, then the Company shall pay Mr. Gifford a one-time payment of $300,000.

      The Company's board of directors has also authorized the further acceleration of the distribution of amounts deferred by Mr. Gifford under his deferred compensation agreement with the Company such that Mr. Gifford's vested account balance at December 31, 2004 will be distributed to him on or before January 31, 2007, and Mr. Gifford's vested account balance for amounts deferred in 2005 and 2006 will be distributed to him on or before January 24, 2008. Pursuant to the MOU, Mr. Gifford and Maxim have agreed to enter into a definitive retirement agreement, which shall include each of the terms set forth in the MOU. Once the definitive retirement agreement is entered into it will supersede and replace the MOU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 11, 2007

Maxim Integrated Products, Inc.

By: /s/ Carl W. Jasper Carl W. Jasper Vice President and Chief Financial Officer